Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-191772

Free Writing Prospectus dated October 31, 2013

Contacts:
Howard Solomon	Gabriella Asmus
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (415) 348-2721
Email: Howard.solomon@finnpartners.com	Email: Gabriella.asmus@finnpartners.com

Vernon Davis inks brand contract with Fantex, Inc.

Fantex, Inc. agrees to acquire a 10% interest in the brand income of San Francisco 49ers Tight End
Vernon Davis for $4 million

SAN FRANCISCO, Calif., Oct. 31, 2013 — Fantex, Inc. announced today that it has entered into a brand contract with Vernon Davis and his affiliated company, The Duke Marketing LLC (collectively, Vernon Davis). Under the terms of the contract, Fantex, Inc. would acquire for $4 million a 10% interest in the brand income, as defined in the brand contract, of Vernon Davis, contingent upon Fantex, Inc. obtaining financing to pay the purchase price to Vernon Davis.

Fantex, Inc. has previously filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) for a proposed initial public offering of a Fantex, Inc. tracking stock, Fantex Series Arian Foster Convertible Tracking Stock (Fantex Arian Foster), that is linked to the economic performance and value of the brand contract between Fantex, Inc. and Arian Foster.* This registration statement has been amended to include information regarding the brand contract entered into between Fantex, Inc. and Vernon Davis.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering of Fantex Arian Foster to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus: https://fantex.com/fantex-arian-foster-266729/prospectus

* Fantex Arian Foster is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has entered into with Arian Foster. However, holders of shares of Fantex Arian Foster will have no direct investment in that brand contract, associated brand, Arian Foster or Vernon Davis. Rather, an investment in Fantex Arian Foster would represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future.  Fantex, Inc. cannot assure you as to the development or liquidity of any trading market for the Fantex Arian Foster tracking stock.

About Fantex, Inc.

Based in San Francisco, Fantex, Inc., is a brand building company, which purchases a minority interest in athlete brands and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.

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FANTEX



SAN FRANCISCO 49ERS TIGHT END VERNON DAVIS SIGNS BRAND CONTRACT WITH FANTEX, INC.

Fantex, Inc. announced today that it has entered into a brand contract with Vernon Davis. Under the terms of the contract, Fantex, Inc. would acquire for $4 million a 10% interest in the brand income, as defined in the brand contract, contingent upon Fantex, Inc. obtaining financing to pay the purchase price to Vernon Davis.

Fantex, Inc. has previously filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) for a proposed initial public offering of a Fantex, Inc. tracking stock, Fantex Series Arian Foster Convertible Tracking Stock (Fantex Arian Foster), that is linked to the economic performance and value of the brand contract between Fantex, Inc. and Arian Foster.* This registration statement has been amended to include information regarding the brand contract entered into between Fantex, Inc. and Vernon Davis.

This email shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering of Fantex Arian Foster to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. **View the prospectus.**

* Fantex Arian Foster is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has entered into with Arian Foster. However, holders of shares of Fantex Arian Foster will have no direct investment in that brand contract, associated brand, Arian Foster or Vernon Davis. Rather, an investment in Fantex Arian Foster would represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future. Fantex, Inc. cannot assure you as to the development or liquidity of any trading market for the Fantex Arian Foster tracking stock.

Fantex, Inc., 330 Townsend St., Suite 234 San Francisco, CA 94107
© 2013 Fantex, Inc.

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